DESERT VENTURES, INC.

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference of my report dated December 2nd, 2004, entitled "Summary Report for the Poison Gulch Property Owyhee County, Idaho", in the Amendment No. 3 to Form SB-2 Registration Statement dated September 21, 2005, to be filed by Maneki Mining Inc. with the United States Securities and Exchange Commission. I further concur with the summary of my reports on the mineral properties of Maneki Mining Inc. included in the Amendment No. 3 to Form SB-2 and agree to being named as an expert in the Amendment No. 3 to Form SB-2.

Dated the 21st day of September, 2005

Doyle Kenneth Brook Jr.

Doyle Kenneth Brook Jr.
Consulting Geologist

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